CENDANT CORPORATION COMPLETES $1.3 BILLION ACQUISITION
                         OF NATIONAL PARKING CORPORATION


Stamford,  CT and Parsippany,  NJ, April 27, 1998 -- Cendant  Corporation (NYSE:
CD) announced today that it has completed its $1.3 billion cash acquisition of National Parking Corporation Limited following the receipt of NPC shareholder approval, all necessary regulatory approvals and sufficient shareholder acceptances of its offer.

Walter A. Forbes, Chairman and Henry R. Silverman, President and Chief Executive Officer of Cendant, stated: "We are very pleased to have completed this transaction. NPC perfectly complements many of Cendant's core competencies, while immediately contributing to earnings per share and enhancing our international growth opportunities. We are delighted with the relationships which have been established among NPC, Green Flag, PHH, RCI and our international membership business. Our U.K. units will now begin to reap the benefits from opportunities to cross-market to NPC's approximately 70 million annual consumer contacts, including 3 million frequent users of NPC facilities and the 3.5 million members of Green Flag, as well as the opportunity to offer parking and roadside assistance services to our millions of current U.K. customers."

Robert D. Mackenzie, Chief Executive Officer of NPC, has also become a Cendant senior executive and will play larger role in Cendant's expansion in Europe, together with John Cullum, President of PHH Europe. Mr. Mackenzie said, "I am very impressed with Cendant's capabilities, particularly their rigorous approach to achieving actual synergies among business units. Their fuel card, fleet management and membership services units already have strong market positions in the U.K., and the combination of these units with NPC provides excellent opportunities to leverage our customer base for even greater expansion throughout the U.K. and internationally."

NPC is the largest private (non-municipality owned) single car park operator in the United Kingdom, with a portfolio of approximately 500 owned and managed car parks in over 100 towns and city centers and major airport locations. NPC, through its acquisitions of National Breakdown Limited and UK Insurance Limited in 1984, has also developed a broad-based assistance group, under the brand name of Green Flag. Green Flag offers a wide range of emergency support and rescue services to approximately 3.5 million members.

Cendant is the world's premier provider of consumer and business services. Cendant operates in three principal segments: Alliance Marketing, Travel and Real Estate Services. In Alliance Marketing, Cendant provides access to travel, shopping, auto, dining and other services through more than 66.5 million memberships worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services and the second largest fleet management company. In Real Estate Services, Cendant is the world's largest franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Headquartered in Stamford, CT and Parsippany, NJ, the company has more than 34,000 employees, operates in over 100 countries and makes approximately 100 million customer contacts annually.